THE OLSTEIN FINANCIAL ALERT FUND


                  DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

                                    FOR THE
                              ADVISER CLASS SHARES

          The following Distribution and Shareholder Servicing Plan (the "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") by THE OLSTEIN FUNDS (the "Trust") for the use of THE OLSTEIN FINANCIAL ALERT FUND series of the Trust (the "Fund") and its Adviser Class shares. The Plan has been approved by the vote of a majority of the Board of Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "Non-Interested Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

          In reviewing the Plan, the Board of Trustees considered the proposed schedule and nature of payments and terms of the Investment Management Agreement between the Trust on behalf of the Fund and Olstein & Associates, L.P. ("Olstein & Associates") and the Amended and Restated Distribution Agreement between the Trust on behalf of the Fund and Olstein & Associates. The Board of Trustees concluded that the proposed compensation of Olstein & Associates under the Investment Management Agreement and the Amended and Restated Distribution Agreement, is fair and not excessive. Accordingly, the Board determined that the Plan should provide for the payments described herein and that adoption of the Plan would be prudent and in the best interests of the Fund and the Adviser Class shareholders. Such approval included a determination that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit the Fund and the Adviser Class shareholders.

          The Provisions of the Plan are:

          1. The Trust shall pay to Olstein & Associates a monthly fee of 0.25% per annum of the average daily net assets of the Fund represented by Adviser Class shares, to compensate Olstein & Associates or others for expenses incurred by such parties in the promotion and distribution of such shares, including but not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparation of sales literature and related expenses, advertisements, and other distribution-related expenses, as well as any distribution fees paid to securities dealers or others who have executed a servicing agreement with the Trust or Olstein & Associates on behalf of the Fund, which form of agreement has been approved from time to time by the Board, including the Non-Interested Trustees.

          Such amounts may also be used to compensate Olstein & Associates or others for, among other things, furnishing personal services and maintaining shareholder accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records, assisting with purchase and redemption requests, arranging for bank wires, monitoring dividend payments from the Fund to customers, receiving and answering correspondence, and aiding in maintaining their respective customers; all such services being provided in connection with the Adviser Class shares. Any amounts paid under this paragraph shall be shall be paid pursuant to a servicing or other agreement which form of agreement has been approved from time to time by Board, including the Non-Interested Trustees.

          2. The payments described in paragraph 1 shall be made monthly by the Trust. In no event, shall the payments made under the Plan, plus any other payments deemed to be made pursuant to the Plan, exceed the amount permitted to be paid pursuant to the Conduct Rules of the National Association of Securities Dealers, Inc.

          3. Olstein & Associates shall collect and monitor the documentation of payments made under paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Trust, for their review, on a quarterly basis, a written report of the monies paid under the Plan, as well as the purpose(s) for which such payments were made, and shall furnish the Board of Trustees of the Trust with such other information as the Board may reasonably request in connection with the payments made under the Plan as to the Adviser Class shares in order to enable the Board to make an informed determination of whether the Plan should be continued for the class.

          4. The Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by the Trust's Board of Trustees, including a majority of the Non-Interested Trustees cast in person at a meeting called for the purpose of voting on the Plan.

          5. The Plan, or any agreements entered into pursuant to this Plan, may be terminated at any time, without penalty, on not more than sixty (60) days written notice by (a) the vote of a majority of the outstanding voting securities of the Adviser Class shares, or (b) the vote of a majority of the Non-Interested Trustees cast in person at a meeting called for the purpose of voting on the Plan.

          6. The Plan and any agreements entered into pursuant to this Plan may not be amended to increase materially the amount to be spent by the Trust for distribution of Adviser Class shares pursuant to Paragraphs 1 or 2 hereof without approval by a majority of the outstanding voting securities.

          7. All material amendments to the Plan, or any agreements entered into pursuant to this Plan, shall be approved by the Non-Interested Trustees cast in person at a meeting called for the purpose of voting on any such amendment.

          8. So long as the Plan is in effect, the selection and nomination of the Non-Interested Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

          9.   This Plan shall take effect on the     day of             , 1999.

          This Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, on behalf of the Fund and its Adviser Class shares, and by Olstein & Associates, as evidenced by their execution hereof.

                              THE OLSTEIN FUNDS

                              By: ------------------------------------------
                                 Robert A. Olstein
                                 President

                              OLSTEIN & ASSOCIATES, L.P., INVESTMENT MANAGER AND DISTRIBUTOR

                              By:  Olstein, Inc.
                                 General Partner

                              By: ------------------------------------------
                                 Robert A. Olstein, President